FOR IMMEDIATE RELEASE:

DMC GLOBAL RESPONDS TO STEEL CONNECT

BROOMFIELD, Colo. – January 27, 2025 – DMC Global Inc. (Nasdaq: BOOM) (“DMC” or the “Company”) today responded to Steel Connect, Inc.’s (“Steel Connect”) letter to DMC stockholders.

DMC’s board of directors (the “Board”), consistent with its fiduciary duties, regularly engages with third parties, including Steel Connect, that express interest in DMC and its businesses.

Steel Connect has been afforded access to essentially the same information on substantially the same basis as other third parties that have engaged with the Company. After commencing discussions regarding a non-disclosure agreement in August 2024, and upon signing an agreement in October 2024, the Company immediately began providing information to Steel Connect. DMC and its advisors have continued to work diligently and in good faith with Steel Connect to enable it to finally advance and timely submit an actionable proposal to acquire the Company, including providing evidence of its ability to fund.

DMC stockholders can rest assured that the Board is committed to evaluating the Company’s alternatives, including the execution of its standalone plan, and pursuing the path that it believes to be in the best interests of all stockholders.

Advisors
BofA Securities is acting as financial advisor to DMC. Womble Bond Dickinson (US) LLP and Richards, Layton & Finger, P.A. are acting as DMC’s legal advisors, Sodali & Co is acting as its strategic stockholder advisor, and Gagnier Communications LLC is its strategic communications advisor.

About DMC Global
DMC Global is an owner and operator of innovative, asset-light manufacturing businesses that provide unique, highly engineered products and differentiated solutions. DMC’s businesses have established leadership positions in their respective markets and consist of: Arcadia, a leading supplier of architectural building products; DynaEnergetics, which serves the global energy industry; and NobelClad, which addresses the global industrial infrastructure and transportation sectors. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit: HTTP://WWW.DMCGLOBAL.COM.

Safe Harbor Language
This news release contains certain forward-looking statements regarding the Company. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and other factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect the Company and its financial results is available in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections within the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in other documents that the Company has filed with, or furnished to, the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to release public revisions to any forward-looking statement, including, without limitation, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

CONTACT:
Investors:
Geoff High
Vice President of Investor Relations
303-604-3924

Media:
Riyaz Lalani or Dan Gagnier
Gagnier Communications
416-305-1459
DMCGLOBAL@GAGNIERFC.COM